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                                                                    Exhibit 99.1
                                                         [NEUBERGER BERMAN LOGO]

                              FOR IMMEDIATE RELEASE
                              ---------------------

Contact:
Robert Matza
Executive Vice President
Chief Operating Officer
Neuberger Berman
(212) 476-9808


               NEUBERGER BERMAN INC. AMENDS ITS ZERO COUPON SENIOR
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                           CONVERTIBLE NOTES DUE 2021
                           --------------------------

NEW YORK, May 1, 2002 ... Neuberger Berman Inc. (NYSE: NEU) today announced that effective as of May 2, 2002, it will amend the terms of its Zero Coupon Convertible Senior Notes due 2021 (the "Notes"), to permit Noteholders, at their option, to cause Neuberger Berman to repurchase the Notes on November 4, 2002, at their accreted value of $870.67 per $1,000 principal amount at maturity. Under the terms of the indenture governing the Notes, Neuberger Berman may satisfy this put option in cash, shares of its common stock or a combination of cash and stock.

In addition, Neuberger Berman also announced that it will make a one-time cash payment to Noteholders who elect not to require Neuberger Berman to repurchase their Notes as of May 4, 2002. Each Noteholder not exercising its put option will receive $4.34 for every $1,000 aggregate principal amount at maturity of the Notes held. This payment is equivalent to 0.50% of each Note's accreted value and 0.43% of each Note's principal amount at maturity. Neuberger Berman will make this payment to all Noteholders of record as of the close of business on May 7, 2002, as promptly as possible following that date.

Prior to the effective date of the amendment, Noteholders have the right to cause Neuberger Berman to repurchase the Notes at their accreted value on May 4th of 2002, 2004, 2006, 2011 and 2016. Neuberger Berman is obligated on May 6, 2002 to purchase Notes tendered and not withdrawn before the close of business on May 3, 2002.

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Noteholders who validly tender and do not withdraw their Notes for purchase on or before May 3, 2002, will receive the scheduled repurchase price of $867.42 in cash on May 6, 2002.

Noteholders should discuss the tax implications of receiving the one-time cash payment, the amendment to the Notes and the advisability of not exercising their repurchase right with their financial advisors, accountants and tax professionals.

Neuberger Berman Inc. through its subsidiaries is an investment advisory company with $61.9 billion in assets under management, as of March 31, 2002. For 63 years, the firm has provided clients with a broad range of investment products, services and strategies. The Company engages in private asset management, wealth management services, tax planning and personal and institutional trust services, mutual funds and institutional management, and professional securities services for individuals, institutions, corporations, pension funds, foundations and endowments. Its website, and this news release, can be accessed at www.nb.com.

                                       ###

Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Company's products' performance, a general downturn in the economy, competition from other companies, changes in government policy or regulation, inability of the Company to attract or retain key employees, inability of the Company to implement its operating strategy and acquisition strategy, inability of the Company to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.